Exhibit 99

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

FOURTH QUARTER AND 2003 YEAR-END RESULTS

-Fourth Quarter 2003 Net Revenue and EBITDA as Adjusted

Increase 7% and 8% Respectively-

-Full Year 2003 Net Revenue and EBITDA as Adjusted

Increase 9% and 17% Respectively-

SANTA MONICA, CALIFORNIA, February 12, 2004 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three and twelve-month periods ended December 31, 2003.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). As a result of the Company’s sale of its publishing division, the financial information for all periods presented has been adjusted to reflect the publishing operations as discontinued operations in accordance with SFAS No. 144. This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, is included beginning on page 7. Unaudited financial highlights are as follows:

	Three Months Ended December 31,		% change	Twelve Months Ended December 31,		% change
	2003	2002		2003	2002
Net revenue	$61,118	$57,302	7%	$237,956	$218,450	9%
Operating expenses (1)	40,338	37,560	7%	157,052	146,147	7%
Broadcast cash flow (2)	20,780	19,742	5%	80,904	72,303	12%
EBITDA as adjusted (2)	16,748	15,560	8%	66,606	57,003	17%
Free cash flow (3)	$4,939	$3,981	24%	$23,545	$16,071	47%
Free cash flow per share	$0.06	$0.03	100%	$0.21	$0.13	62%
Net income (loss)	$(1,266)	$(1,915)	(34)%	$2,267	$(10,645)	NM
Net loss per common share, basic and diluted	$(0.05)	$(0.04)	25%	$(0.08)	$(0.18)	(56)%
Basic and diluted weighted average common shares outstanding	87,109,629	119,659,276		112,611,511	119,110,908

(1)	Operating expenses include direct operating, selling, general and administrative expenses. It does not include corporate expenses, depreciation, amortization, non-cash stock-based compensation and loss on sale of assets.
(2)	Broadcast cash flow means operating income before corporate expenses, loss on sale of assets, depreciation and amortization and non-cash stock-based compensation. EBITDA as adjusted means broadcast cash flow less corporate expenses. The Company uses the term EBITDA as adjusted because that measure does not include non-cash stock-based compensation. The Company evaluates and projects the liquidity and cash flows of its business using several measures, including broadcast cash flow and EBITDA as adjusted. The Company considers these measures as important indicators of liquidity relating to its operations, as they eliminate the effects of non-cash loss on sale of assets, non-cash depreciation and amortization, and non-cash stock-based compensation awards. The Company uses these measures to evaluate liquidity and cash flow improvement from year to year as they eliminate non-cash expense items. The Company believes its investors should use these measures because they may provide a better comparability of the Company’s liquidity to that of its competitors.

While the Company and many in the financial community consider broadcast cash flow and EBITDA as adjusted to be important, they should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. In addition, the Company’s definitions of broadcast cash flow and EBITDA as adjusted differ from those of many companies reporting similarly named measures.

(3)	Free cash flow is defined as EBITDA as adjusted less cash paid for income taxes, net interest expense and capital expenditures. Net interest expense is defined as interest expense less non-cash interest expense relating to amortization of debt finance costs less interest income. The Company uses accrued interest expense instead of actual cash paid for interest in the free cash flow calculation so that quarterly results are comparable as the Company makes bond interest payments twice a year. Free cash flow per share is defined as free cash flow divided by weighted average common shares outstanding.

Entravision Communications

Commenting on the Company’s results, Walter Ulloa, Chairman and Chief Executive Officer said, “In 2003, we recorded strong revenue growth that significantly outperformed the broadcasting industry as a whole. The exceptional performance of our television and radio stations, which represent over 80% of our total revenues, highlights our leadership position in the nation’s most densely populated Hispanic markets. As we grow ratings and revenue, we have also continued to make notable progress in reducing our operating expenses. Our improving operating leverage is reflected by the 17% increase in our EBITDA as adjusted for 2003. Finally, we significantly reduced our year end debt leverage through EBITDA growth, free cash flow and the divestiture of a non-core asset.”

Mr. Ulloa continued, “In 2004, we are focused on strengthening our television and radio station audience shares and converting those gains into increased advertising revenues. We will continue to seek to close the revenue gap in our markets, particularly at our Los Angeles radio cluster, where our ratings have surged in the past year. We are also making progress in improving the performance of our outdoor division and continue to expect the division to return to growth in 2004. Overall, we remain very well positioned to leverage our diversified media footprint to serve advertisers seeking to reach the nation’s fast-growing Hispanic population.”

Financial Results

Three Months Ended December 31, 2003 Compared to

Three Months Ended December 31, 2002

(Unaudited)

	Three Months Ended December 31,
	2003	2002	% Change
Net revenue	$61,118	$57,302	7%
Operating expenses (1)	40,338	37,560	7%

Broadcast cash flow (1)	20,780	19,742	5%
Corporate expenses	4,032	4,182	(4)%

EBITDA as adjusted (1)	16,748	15,560	8%
Non-cash stock-based compensation	139	443	(69)%
Depreciation and amortization	10,916	11,022	(1)%

Operating income	5,693	4,095	39%
Interest expense, net	(6,608)	(6,276)	5%

Loss before income tax	(915)	(2,181)	(58)%
Income tax expense	(368)	(276)	33%

Net loss before equity in net earnings of nonconsolidated affiliates	(1,283)	(2,457)	(48)%
Equity in net earnings of nonconsolidated affiliates	17	118	(86)%

Net loss before discontinued operations	(1,266)	(2,339)	(46)%
Income from discontinued operations	—	424	NM

Net loss	$(1,266)	$(1,915)	(34)%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Net revenue increased to $61.1 million for the three-month period ended December 31, 2003 from $57.3 million for the three-month period ended December 31, 2002, an increase of $3.8 million, or 7%. The overall increase came from our television and radio segments, which together accounted for an increase of $4.3 million. The increase from these segments was attributable to increased advertising sold (referred to as “inventory” in our industry), increased rates for that inventory and revenue associated with our 2003 acquisitions. The overall increase in net revenue was partially offset by a decrease in revenue from our outdoor segment of $0.5 million.

Entravision Communications

Company operating expenses increased to $40.3 million for the three-month period ended December 31, 2003 from $37.6 million for the three-month period ended December 31, 2002, an increase of $2.7 million, or 7%. This increase came from our television and radio segments. The increase from these segments was primarily attributable to an increase in news costs due to the addition or expansion of newscasts, ratings service costs, bad debt costs, moving costs, rent expense and expenses associated with our 2003 acquisitions.

Broadcast cash flow increased to $20.8 million for the three-month period ended December 31, 2003 from $19.7 million for the three-month period ended December 31, 2002, an increase of $1.1 million, or 5%.

Corporate expenses decreased to $4.0 million for the three-month period ended December 31, 2003 from $4.2 million for the three-month period ended December 31, 2002, a decrease of $0.2 million. The decrease was primarily attributable to decreased legal and accounting fees.

EBITDA as adjusted increased to $16.7 million for the three-month period ended December 31, 2003 from $15.6 million for the three-month period ended December 31, 2002, an increase of $1.1 million, or 8%.

Twelve Months Ended December 31, 2003 Compared to

Twelve Months Ended December 31, 2002

(Unaudited)

	Twelve Months Ended December 31,
	2003	2002	% Change
Net revenue	$237,956	$218,450	9%
Operating expenses (1) (2)	157,052	146,147	7%

Broadcast cash flow (1)	80,904	72,303	12%
Corporate expenses	14,298	15,300	(7)%

EBITDA as adjusted (1)	66,606	57,003	17%
Loss on sale of assets	945	707	34%
Non-cash stock-based compensation	1,182	2,942	(60)%
Depreciation and amortization	43,684	40,649	8%

Operating income	20,795	12,705	64%
Interest expense, net	(26,747)	(24,763)	8%

Loss before income tax	(5,952)	(12,058)	(51)%
Income tax benefit (expense)	(968)	122	NM

Net loss before equity in net earnings of nonconsolidated affiliates	(6,920)	(11,936)	(42)%
Equity in net earnings of nonconsolidated affiliates	316	213	48%

Net loss before discontinued operations	(6,604)	(11,723)	(44)%
Gain from discontinued operations	9,436	—	NM
Income (loss) from discontinued operations	(475)	1,078	NM

Net income (loss)	$2,267	$(10,645)	NM

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.
(2)	Includes a one-time only charge in 2002 for the settlement of a contract dispute with our former radio national representation firm for approximately $1.6 million, including expenses associated with the settlement.

Net revenue increased to $238.0 million for the twelve-month period ended December 31, 2003 from $218.5 million for the twelve-month period ended December 31, 2002, an increase of $19.5 million, or 9%. The overall increase came primarily from our television and radio segments, which together accounted for $19.6 million of the increase. The increase from these segments was attributable to increased inventory sold, increased rates for that inventory, revenue associated with our 2003 acquisitions and increased revenue due to a full twelve months of operations of our 2002 acquisitions. The overall increase in net revenue was partially offset by a decrease in revenue from our outdoor segment of $0.1 million.

Entravision Communications

Company operating expenses increased to $157.1 million for the twelve-month period ended December 31, 2003 from $146.1 million for the twelve-month period ended December 31, 2002, an increase of $11.0 million, or 7%. The overall increase was primarily attributable to our television and radio segments, which together accounted for $10.3 million of the increase. The increase from these segments was attributable to an increase in national representation fees, news costs due to the addition or expansion of newscasts, ratings service costs, expenses associated with our 2003 acquisitions and a full twelve months of operations of our 2002 acquisitions. The increase was partially offset by a reduction in barter related expense and by the settlement of a contract dispute with our former radio national representation firm, Interep National Sales, Inc in 2002. The overall increase in company operating expenses also came from an increase in outdoor company operating expenses, which accounted for $0.7 million of the overall increase.

Broadcast cash flow increased to $80.9 million for the twelve-month period ended December 31, 2003 from $72.3 million for the twelve-month period ended December 31, 2002, an increase of $8.6 million, or 12%.

Corporate expenses decreased to $14.3 million for the twelve-month period ended December 31, 2003 from $15.3 million for the twelve-month period ended December 31, 2002, a decrease of $1.0 million. The decrease was primarily attributable to decreased legal expenses and a $2.0 million reimbursement from Univision (offset by current period Univision-related expenses) for legal and other costs associated with the third-party information request that we received in connection with the recent merger between Univision and Hispanic Broadcasting Corporation. Approximately $0.6 million and $0.5 million of the reimbursement was attributable to out-of-pocket expenses incurred with third-party service providers in 2002 and in the twelve-month period ended December 31, 2003, respectively, as well as decreased legal costs. This decrease was partially offset by increased insurance costs, as well as bonuses associated with the increase in EBITDA as adjusted.

EBITDA as adjusted increased to $66.6 million for the twelve-month period ended December 31, 2003 from $57.0 million for the twelve-month period ended December 31, 2002, an increase of $9.6 million, or 17%.

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended December 31,
	2003	2002	% Change
Net Revenue
Television	$31,103	$29,733	5%
Radio	22,331	19,372	15%
Outdoor	7,684	8,197	(6)%

Total	$61,118	$57,302	7%

Operating Expenses (1)
Television	$18,862	$18,407	2%
Radio	14,948	12,641	18%
Outdoor	6,528	6,512	—%

Total	$40,338	$37,560	7%

Broadcast Cash Flow (1)
Television	$12,241	$11,326	8%
Radio	7,383	6,731	10%
Outdoor	1,156	1,685	(31)%

Total	$20,780	$19,742	5%

EBITDA as adjusted (1)
Corporate expenses	$4,032	$4,182	(4)%

Total	$16,748	$15,560	8%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Entravision Communications

Guidance

The following is the Company’s guidance for the first quarter of 2004. Guidance may constitute a “forward-looking statement.” Please see below regarding statements that are forward looking (dollars in thousands):

	Q1 2004	Q1 2003	% Change
		(unaudited)
Net Revenue:
Television	$27,000 - $27,400	$25,479	6% - 8%
Radio	17,900 - 18,300	16,259	10% - 13%
Outdoor	6,200 - 6,300	6,532	(5)% - (4)%

Total net revenue	51,100 - 52,000	48,270	6% - 8%
Operating expenses	38,550 - 38,825	36,382	6% - 7%

Corporate expenses (1)	4,100 – 4,200	2,426	See footnote (1)

(1)	Corporate expenses for the three months ending March 31, 2003 reflect a net reimbursement of $1.2 million for costs related to the Univision and Hispanic Broadcasting Corporation merger.

For the quarter, the Company expects net loss per share, basic and diluted to be $(0.10) to $(0.11) per share. The loss per share is calculated based on basic and diluted weighted average common shares of 87,124,363. It should be noted that the sale of the Fresno radio station, expected to close in the first quarter, is expected to result in a net book gain of $0.9 million, offsetting the loss by $0.01 per share.

Entravision Communications Corporation will hold a conference call to discuss its 2003 fourth quarter and year-end results on Thursday February 12, 2004 at 5:00 p.m. Eastern Standard Time. To access the conference call, please dial 212-341-7081. The call will be webcast live and archived for replay at www.entravision.com.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

For more information, please contact:
John DeLorenzo	Mike Smargiassi
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	(212) 986-6667
(310) 447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net revenue (including related parties of $320, $573, $1,219 and $1,229)	$61,118	$57,302	$237,956	$218,450

Expenses:
Direct operating expenses (including related parties of $2,758, $4,239, $11,560 and $9,936)	27,461	26,733	106,961	100,324
Selling, general and administrative expenses	12,877	10,827	50,091	45,823
Corporate expenses (including related party reimbursements of $0, $0, $2,000 and $0)	4,032	4,182	14,298	15,300
Loss on sale of assets	—	—	945	707
Non-cash stock-based compensation	139	443	1,182	2,942
Depreciation and amortization	10,916	11,022	43,684	40,649

Total operating expenses	55,425	53,207	217,161	205,745

Operating income	5,693	4,095	20,795	12,705
Interest expense	(6,674)	(6,288)	(26,892)	(24,913)
Interest income	66	12	145	150

Loss before income taxes	(915)	(2,181)	(5,952)	(12,058)
Income tax benefit (expense)	(368)	(276)	(968)	122

Net loss before equity in net earnings of nonconsolidated affiliates	(1,283)	(2,457)	(6,920)	(11,936)
Equity in net earnings of nonconsolidated affiliates	17	118	316	213

Net loss before discontinued operations	(1,266)	(2,339)	(6,604)	(11,723)
Gain on disposal of discontinued operations, net of tax $0, $0, $6,300 and $0	—	—	9,346	—
Income (loss) from discontinued operations, net of tax $0, $8, $(13) and $32	—	424	(475)	1,078

Net income (loss)	(1,266)	(1,915)	2,267	(10,645)
Accretion of preferred stock redemption value	(2,951)	(2,653)	(11,348)	(10,201)

Net loss applicable to common stock	$(4,217)	$(4,568)	$(9,081)	$(20,846)

Net loss per share from continuing operations applicable to common stockholders	$(0.05)	$(0.04)	$(0.16)	$(0.18)
Net income per share from discontinued operations	$0.00	$0.00	$0.08	$0.01

Net loss per share, basic and diluted	$(0.05)	$(0.04)	$(0.08)	$(0.18)

Weighted average common shares outstanding, basic and diluted	87,109,629	119,659,276	112,611,511	119,110,908

Entravision Communications

Entravision Communications Corporation

Reconciliation of Broadcast Cash Flow, EBITDA as Adjusted and

Free Cash Flow to Net Income (Loss)

(In thousands, except share and per share data)

(Unaudited)

The most directly comparable GAAP financial measure to each of broadcast cash flow, EBITDA as adjusted and free cash flow is net income (loss). A reconciliation of these non-GAAP measures to net income (loss) for each of the periods presented is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Broadcast cash flow (1)	$20,780	$19,742	$80,904	$72,303
Corporate expenses	4,032	4,182	14,298	15,300

EBITDA as adjusted (1)	16,748	15,560	66,606	57,003
Loss from sale of assets	—	—	945	707
Non-cash stock-based compensation	139	443	1,182	2,942
Depreciation and amortization	10,916	11,022	43,684	40,649

Operating income	5,693	4,095	20,795	12,705
Interest expense	(6,674)	(6,288)	(26,892)	(24,913)
Interest income	66	12	145	150

Loss before income tax	(915)	(2,181)	(5,952)	(12,058)
Income tax benefit (expense)	(368)	(276)	(968)	122

Net loss before equity in net earnings of nonconsolidated affiliates	(1,283)	(2,457)	(6,920)	(11,936)
Equity in net earnings of nonconsolidated affiliates	17	118	316	213

Net loss before discontinued operations	(1,266)	(2,339)	(6,604)	(11,723)
Gain from discontinued operations	—	—	9,346	—
Income (loss) from discontinued operations	—	424	(475)	1,078

Net income (loss)	$(1,266)	$(1,915)	$2,267	$(10,645)

(1)	Broadcast cash flow and EBITDA as adjusted are defined on page 1.

Entravision Communications

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
EBITDA as adjusted (1)	$16,748	$15,560	$66,606	$57,003
Net interest expense (1)	6,080	5,766	24,643	19,999
Cash paid for income taxes	382	445	1,699	1,879
Capital expenditures (2)	5,347	5,368	16,719	19,054

Free cash flow	4,939	3,981	23,545	16,071
Capital expenditures (2)	5,347	5,368	16,719	19,054
Non-cash interest expense relating to amortization of debt finance costs	(528)	(510)	(2,104)	(4,764)
Non-cash income tax benefit (expense)	14	169	731	2,001
Loss on sale of assets	—	—	(945)	(707)
Non-cash stock-based compensation	(139)	(443)	(1,182)	(2,942)
Depreciation and amortization	(10,916)	(11,022)	(43,684)	(40,649)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	(1,283)	(2,457)	(6,920)	(11,936)
Equity in net earnings of nonconsolidated affiliates	17	118	316	213

Net loss before discontinued operations	(1,266)	(2,339)	(6,604)	(11,723)
Gain on disposal of discontinued operations	—	—	9,346	—
Income (loss) from discontinued operations	—	242	(475)	1,078

Net income (loss)	$(1,266)	$(1,915)	$2,267	$(10,645)

(1)	EBITDA as adjusted and net interest expense are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.